Exhibit 16.1

April 28, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of the Annual Report on Form 20-F for the year ended December 31, 2020 of AMTD International Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, the second, the third, the fourth and the fifth paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young

Hong Kong